            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Domini Social Trust and Domini Institutional Trust:

We consent to the use of our reports dated September 27, 2007, for Domini
Institutional Social Equity Fund, a series of the Domini Institutional Trust, and September 24, 2007 for the Domini Social Equity Trust, a series of the
Domini Social Trust, each incorporated herein by reference and to the references to our firm under the captions "FINANCIAL HIGHLIGHTS" in the prospectus and
"INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM" in the Statement of Additional
Information.

/s/ KPMG LLP

Boston, Massachusetts
November 16, 2007